NEWS RELEASE


Release Date:  Immediate
                                          Modine Manufacturing Company
     Contact:  Gerald J. Sweda            1500 DeKoven Avenue
                                          Racine, WI 53403-2552
   Telephone:  (262) 636-1361


Modine appoints Thomas as Senior VP and CFO

     RACINE, Wis., Oct. 26, 2000 -- Modine Manufacturing Company
(Nasdaq: MODI) appointed Ernest T. Thomas to the position of Senior Vice President and Chief Financial Officer, replacing
Alan D. Reid who is retiring from the company.

     Thomas joined Modine in August 1998 as a Group Vice President. Previously, he spent nearly nine years with Eaton Corporation, where he served as General Manager of the Fluid Power Division, General Manager of the Torque Controls Division, Plant Manger at the St. Thomas plant in Ontario, and Manager of Strategic Planning. He also spent 11 years with General Motors in various financial staff positions immediately preceding his career with Eaton.

     Born in Sandusky, Ohio, in 1954, Thomas received his BA degree in accounting and business administration from Bluffton College, Ohio. He earned his MBA degree from Miami University, Ohio, and completed the Executive Program in Strategic Financial Management at Northwestern University. He is a member of the Detroit Economic Club.

     Thomas and his family live in Racine.

     Modine specializes in thermal management, bringing technology to diversified markets. Modine is on the Internet at www.modine.com.


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